EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-110460, 333-115724, 333-15933, 333-24187, 333-28415 and 333-198636) of Magnetek, Inc. and in the related Prospectuses, and in the Registration Statements (Form S-8 Nos. 33-58929, 333-04021, 333-17889, 333-45935, 333-45939, 333-90645, 333-90647, 333-75418, 333-129362, 333-146898 and 333-196222) pertaining to the Amended and Restated 1989 Incentive Stock Compensation Plan of Magnetek, Inc., Magnetek, Inc. Non-Employee Director Stock Option Plan, Magnetek, Inc. Deferral Investment Plan, Magnetek, Inc. 1997 Non-Employee Director Stock Option Plan, Magnetek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan, 1999 Stock Incentive Plan of Magnetek, Inc., 2000 Employee Stock Plan of Magnetek, Inc., Magnetek, Inc. Employee Stock Purchase Plan and 1999 Stock Incentive Plan of Magnetek, Inc., 2004 Stock Incentive Plan of Magnetek, Inc. and Executive Employment Agreement for Thomas G. Boren, and the Amended and Restated Director and Officer Compensation and Deferral Investment Plan, of our reports dated March 20, 2015, with respect to the consolidated financial statements and financial statement schedule of Magnetek, Inc. included in this Annual Report (Form 10-K) for the year ended December 28, 2014.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin

March 20, 2015